UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52919	83-0479936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director. On January 7, 2010, National American University Holdings, Inc. (the “Company”) announced that Dr. Therese “Terry” Crane, Ed. D. has been appointed to the Company’s Board of Directors, effective December 31, 2009. With the addition of Dr. Crane, the Company filled a vacancy in its Board. Dr. Crane will serve on the Audit and Compensation Committees.

Dr. Crane was the former Vice President for Education and Family Products at AOL, where she was responsible for the education strategy and initiatives including AOL@SCHOOL serving 34 million homes and schools worldwide. She also served as the AOL Education Advisor from 2003 to 2007. She previously served as President of Compass Learning, formerly Jostens Learning Corporation, where she oversaw the management of the company’s core K-12 software business. Dr. Crane was co-chairman of the National CEO Forum for Education and Technology. The forum published a yearly report on the state of technology in U.S. schools from 1997-2002.

Dr. Crane currently serves on the boards of Questia Media, Inc., Tutor.com, the Western Governor’s University, and is the Chairman of Nobel Learning Communities Inc. She also serves as the Senior Education Advisor to the e-Luminate Group educational technology consulting practice. Moreover, she serves on the National Education Association Foundation Board and Co-Chairs the Development Board for The University of North Texas School of Education. She was a 7-year trustee and chairman of the National School Boards Foundation and a former board member of Camden Learning Corporation, TestU and AlphaSmart.

A copy of the press release announcing Dr. Crane’s appointment to the Board is attached to this report as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By:	/s/ Ronald L. Shape
Ronald L. Shape, Chief Executive Officer

Date: January 7, 2010

EXHIBIT INDEX

Exhibit No.	Description

Exhibit No. 99.1	Description Press Release, dated January 7, 2010